LEXON, INC.
                   INVESTOR RELATIONS SERVICES AGREEMENT WITH
                              MORGAN-PHILLIPS, INC.

         This ("Agreement") is entered into and effective November 1, 1998 by and between Lexon, Inc. ("Lexon") and Morgan-Phillips, Inc. ("MPI").

         WHEREAS, Lexon is a development stage company which owns the exclusive right to manufacture and market a cancer detection test kit in development whose stock is traded on the Over the Counter Bulletin Board under the symbol "LXXN"; and

         WHEREAS,   MPI  is  in  the  business  of  providing   companies   with
shareholder, investor, and broker relations services; and

         WHEREAS, Lexon has agreed to engage MPI and MPI has accepted an engagement to provide shareholder, investor, and broker relations services in accordance with the terms and conditions of this Agreement.

         Now, therefore, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, parties agree as follows:

          1. Acceptance of Engagement. Lexon hereby agrees to engage MPI to provide, and MPI agrees to accept the engagement from Lexon to provide traditional financial public relations and shareholder relations information and other services in accordance with this Agreement.

          2. Scope of Services of MPI. MPI agrees to provide public relations, education, information and the following related services:

               A. Generate potential investor leads and inform, follow up, update and create interest in Lexon and its common stock through providing current information concerning Lexon, including due diligence material;

               B. Provide direct one-on-one telephonic contact with brokers, investors, potential investors and others with respect to Lexon;

               C.   Prepare  and  distribute   periodically  detailed  "research
                    reports"   regarding   Lexon   along  with  an   abbreviated
                    "corporate profile" of Lexon;

               D. Prepare and distribute news releases which are approved in advance by Lexon;

               E. Distribute initial and updated investor information packets to brokers and potential investors information containing current information concerning Lexon, including any disclosure materials filed with the SEC, applicable state securities commissions, financial rating services, independent analysts' reports, product reports and similar information;

               F.   Prepare  and  distribute   audio  and  video   presentations
                    concerning Lexon and its business and products;

               G.   Arrange and attend press conferences regarding Lexon;

               H. Arrange and assist Lexon in attending television and radio investment forums;

               I.   Write news articles approved by Lexon and distribute them to
                    investments   clubs,   investment   newsletters,    investor
                    magazines, and public print media;

               J. Develop and maintain an Internet Website for Lexon which provides current information regarding Lexon;

               K. Respond accurately and promptly to faxes, email and other electronic inquiries concerning Lexon;

               L.   Write and distribute articles for investor club newsletters;

               M. Arrange and participate in investor information meetings with potential investors, the brokerage community and others regarding Lexon;

               N.   Place  articles  at  least  quarterly   regarding  Lexon  in
                    investor and news magazines;

               O. Arrange, attend and assist Lexon in attending and making presentations at investor trade shows at least 2 times a year;

               P. Use its good faith diligent efforts to know the current facts concerning Lexon and ensure that its employees and representatives remain current in their information regarding Lexon;

               Q. Establish and maintain a data bank with the names, addresses, telephone numbers, fax numbers, email addresses and other similar information regarding investors, potential investors, brokers, and others in the investment community; and

               R. Generally, keep the public, the investor community and the brokerage community well informed with concise, accurate and timely information concerning Lexon and its business, its progress and its potential.

          3. Scope of Information to be Provided by MPI. MPI agrees to provide only information that is received from and approved by Lexon. MPI agrees not to provide any information that is false or materially misleading or omit to provide any information regarding Lexon which is necessary so that whatever information is provided by MPI is not false or materially misleading. If MPI receives any inquiry which calls for a response with information that has not been approved by Lexon or as to which MPI does not know the correct and current answer, MPI agrees to request the information from Lexon and not provide a guess, a projection, or an assumption.

          4. Compensation. MPI agrees that as a founder of Lexon it shall perform its services without additional compensation during the term of this Agreement.

          5. Nature of Relationship. MPI and Lexon are independent contractors and are not partners, joint venturers, employees, agents, or other representatives of the other. Neither MPI nor Lexon is authorized or empowered to bind the other in contract or in any other way or to act as a representative of the other in any capacity without the express written consent of the other. Each party is solely responsible for all costs and liabilities arising from taxes of every kind or relating to its own employees and other representatives, or relating to the conduct of its business as an independent entity, and each party agrees to indemnify and hold the other party harmless therefrom. MPI is in the business of providing information to the investing public and the investment community. MPI is not a registered broker or investment advisor, and MPI agrees not to undertake any activity which will require it to be so registered.

          6. Costs of Investor Relations Function. MPI will bear the costs of and be solely responsible for the investor relations activities as described in paragraph 2, above MPI and Lexon understand that MPI has the discretion and duty to spend its resources in the manner, at the time and for the purposes for which MPI believes in its best, reasonable good faith determination will be the most effective in the furtherance of providing the investing public current, accurate and timely information regarding

               Lexon. MPI will coordinate in writing with Lexon regarding any material deviations from the investor relations activities. Failure to perform the investor relations activities in a material way shall constitute a breach of this Agreement.

          7. No Conflicting Activities. MPI agrees not to engage in any activities that violate its duties under this Agreement or represent any other entity that is engaged in the manufacture or sale of products or services that directly compete with the business, products or services of Lexon.

          8. Inside and Confidential Information. MPI agrees not to disclose, use or disseminate any information of or relating to Lexon which is proprietary, confidential and competitively sensitive without the prior written approval of Lexon. MPI further agrees not to act upon for its own account or for the account of another and not to disclose or disseminate any non-public information that is used to purchase or sell securities of Lexon.

          9. Disclosure of Relationship with Lexon. MPI agrees to disclose in a manner consistent with applicable laws, rules and regulations that it is providing investor relations and public relations services in exchange for common stock of Lexon and that it maintains a financial and ownership interest in the success of Lexon.

          10. Ownership of Information. MPI will receive information concerning Lexon and MPI will create advertising and other promotional materials for the benefit of Lexon. MPI agrees that all such material belong to and are the property of Lexon. Likewise, MPI maintains certain information regarding potential investors that it considers to be proprietary. Lexon agrees not to disclosure or use any such information only in the furtherance of its business, provided that Lexon investor information shall not be deemed for any purpose to belong to MPI.

          11. Term. This Agreement shall expire 2 years from the date set forth above, unless sooner terminated by either party by it giving the other not less than 30 days' prior written notice of termination.

          12. Termination of Agreement. This Agreement shall terminate upon the occurrence of any of the following events: (a) voluntary notice of termination given in writing not less than 60 days by either party; (b) a party becomes legally or practically unable to perform its obligations hereunder; and (c) for cause. "Cause" shall mean (i) material breach of this Agreement; (ii) misrepresentation of a material fact; (iii) omission of a material fact; (iv) willful misconduct; (v) material negligence; and (vi) failure to comply with an applicable law, rule or regulation. In the event of a proposed termination for cause, notice of the facts and circumstances surrounding the alleged cause shall be given to the other party and the party against whom a termination for cause is asserted shall be provided with an opportunity to present a response to the alleged reason for cause and to cure the cause within 20 days. If not so cured, the party against whom a cause is asserted shall be entitled to no further benefits under this Agreement and shall immediately return all client lists, client files, manuals, documents, files, reports, property and equipment relating to or owned by the other and all other Confidential Information (as described above).

          13. Remedies. Each party shall be entitled to exercise all remedies available to it under a law or in equity in the event the other party breaches its obligations hereunder. The remedies set forth herein are cumulative, may be exercised individually or together with one or all other remedies and are not exclusive but instead are in addition to all other rights and remedies available to the parties at law or in equity in the event the other party breaches its obligations hereunder.

          14.  Miscellaneous.

               A. Notices. Any notice, request, demand or other communication required to be made or which may be given to either party hereto shall be delivered by certified U.S. mail, postage prepaid, to that party's attention at the address set forth below or at such other address as shall be changed from time to time by giving notice hereunder.

               B. Entire Agreement. This document constitutes the complete and entire employment agreement between the parties hereto with reference to the subject matters hereof. No statement or agreement, oral or written, made prior to or at the signing hereof, and no prior course of dealing or practice by either party shall vary or modify the written terms hereof.

               C. Headings. The headings and captions contained in this Agreement are for ease and convenience of reference only and shall not be deemed for any purpose to affect the substantive meaning of the rights and duties of the parties hereto in any way.

               D. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

               E. Counterparts. This Agreement may be executed in multiple counterparts, each of which has the same text and each of which shall be deemed an original for all purposes, but together they constitute one single and the same agreement.

               F. Amendments. This Agreement may be amended only by a written document signed by the parties and stating that the document is intended to amend this Agreement.

               G. Applicable Law. This Agreement shall be governed by and construed in accordance with Oklahoma law.

               H. Disputes. All disputes not resolved by mutual agreement within 60 days, or such longer time as the parties mutually agree, shall be submitted to binding arbitration pursuant to the Commercial Rules of Arbitration of the American Arbitration Association. All arbitration hearings shall be held in Tulsa, Oklahoma. The parties agree to be finally bound by all arbitration awards to the extent permitted by law. In any dispute or proceeding to construe this Agreement not resolved by final arbitration or to enforce an arbitration award, the parties expressly consent to the exclusive jurisdiction of state and federal courts in Tulsa County, Oklahoma, the principal place of business of both Morgan-Phillips and Lexon. The prevailing party in any suit brought to interpret this Agreement shall be entitled to recover reasonable attorney's fees and expenses in addition to any other relief which it is entitled.

               I. Additional Documents. The parties hereto shall enter into and execute such additional agreements, understandings, documents or instruments as may be necessary to implement the intent of this Agreement.

               J.   Cumulative  Remedies.  The  remedies  of the  parties as set forth herein are cumulative and may be exercised individually or together with one or all other remedies, and are not exclusive but instead are in addition to all other rights and remedies available to the parties at law or in equity.

               K. Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

               L. Waiver. The failure of a party to enforce any provision of this Agreement shall not constitute a waiver of such party's right to thereafter enforce such provision or to enforce any other provision at any time.

         IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed effective this 1st day of November, 1998.

LEXON, INC.                                 MORGAN-PHILLIPS, INC.


BY /s/ GIFFORD M. MABIE                  BY /s/ RAY LARSON
GIFFORD M. MABIE, PRESIDENT                 RAY LARSON, MANAGING DIRECTOR

                                OPTION AGREEMENT

     This Option Agreement ("Agreement") is made and entered into October 29, 1998 by and Morgan-Phillips, Inc. ("Optionee") and Lexon, Inc. ("Lexon").

     WHEREAS, Lexon desires to grant Optionee an option to purchase 1,000,000 shares of common stock of Lexon upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree:

     1. Grant of Option. Subject to the terms and conditions of this Agreement, Lexon hereby grants Optionee an option to purchase 1,000,000 shares of common stock of Lexon at an exercise price of $1.20 per share or higher in accordance with Exhibit A hereto. The Board of Directors has determined the fair market value of the common stock of Lexon on the date hereof is $1.20 per share.

     2. Term. The term of this Option shall begin on the effective date of this Agreement and expire if not earlier exercised on October 27, 2008. Any Option granted hereunder not exercised in accordance with the terms hereof on or before October 27, 2008 shall terminate.

     3. Vesting. The Options granted hereby shall become vested only after the satisfaction of each element of the Performance Criteria ("Performance Criteria") during a particular period as set forth in Exhibit A hereto. The elements of Performance Criteria consist of (1) the average between the closing bid and the asked price on the OTC bulletin board during a particular period; and (2) the average number of shares traded on a daily basis during that particular period. For example, if the average closing price quoted on the OTC bulletin board for common stock of Lexon is equal to or greater than $2.75 for the period beginning January 1, 1999 and ending March 31, 1999 and if at least 1.5% of the number of free-trading shares eligible to be traded ("Float") have in fact been traded on a daily basis during that period, the Option covering 45,000 shares at an exercise price of $1.20 per share becomes vested. For purposes of calculating the Float, see Exhibit B hereto. By reason of satisfying those Performance Criteria, that Option becomes fully vested and exercisable at any time up through October 27, 2008, in Optionee's sole discretion in whole or in part, so long as that vested Option has not been canceled or terminated in accordance herewith. On the other hand, if those Performance Criteria are not met, that portion of the Options hereby granted shall terminate and forever be rescinded, never to be eligible for exercise. Notwithstanding the cancellation of a particular portion of the Options hereby granted because the Performance Criteria have not been satisfied, no other portion of the Options hereby granted shall be affected thereby, whether such other portions have become vested and eligible for exercise prior thereto or may thereafter become vested and eligible for exercise by the common stock achieving the applicable Performance Criteria therefor.

     4. Procedure for Exercise. This Option may be exercised in whole or in part by written notice to the Shareholders stating the number of shares to be purchased and accompanied by a check for payment of the exercise price per share times the number of shares to be purchased. Lexon shall promptly issue to Optionee certificates representing the Option Shares so purchased.

     5. Transferability. This Option is not transferable by Optionee and is subject to compliance with the requirements of applicable securities and other laws. No shares may be issued if to do so would violate any applicable securities or other laws.

     6. Rights as Shareholder. Optionee shall be deemed to own all rights, titles and interests in the Option Shares immediately upon receipt of payment for the exercise price of the Option Shares so exercised and the delivery of required investment representations and other subscription agreement requirements reasonable impose by Lexon in order for it to satisfy all applicable requirements of applicable securities, together with a written notice of exercise. Optionee shall have no rights as a Shareholder with respect to and of the Option Shares until proper exercise and payment of the exercise price has been received.

     7. Fundamental Corporate Changes. If Lexon changes its capital structure or mergers, consolidates, sells all or substantially all of its assets or dissolves ("Fundamental Change"), then Optionee shall be entitled to purchase that number and class of securities to which Optionee would have been entitled to purchase if immediately prior to the effective date of such Fundamental Change, Optionee had exercised this Option in full. Lexon agrees to adjust the number of Option Shares and the exercise price therefor accordingly.

     8. No Restrictions. The existence of this Option or any unexercised portions hereof shall not effect in any way the right or power of Lexon to (1) make or authorize any or all adjustments, recapitalizations, reorganizations or other Fundamental Changes in its capital structure or its business, or (2) issue other common shares or subscriptions therefor, or (3) issue notes, debentures, bonds or preferred stock with preferential rights to the rights of common stock, or (4) dissolve or liquidate the issuer, or (5) sell or transfer all or any part of its assets or business.

     9. Corporate Changes. If the outstanding shares of Lexon shall at any time be changed or exchanged by a stock dividend, stock split, combination of shares or recapitalization, the number and kind of shares subject to any unexpired portion of this Option and the exercise price therefor shall automatically, proportionately and equitably be adjusted; and the Shareholders agree to make such changes in the number and exercise price of the Option Shares to eliminate any dilution caused thereby. No adjustment shall be made in this Option or in the exercise price or number of shares covered by this Option if Lexon makes any Fundamental Change as described in Paragraph 6 above.

     10. Merger, Business Combination, or Sale of Assets. In the event Lexon consummates a merger, business combination, sale of all or substantially all of its assets or any other similar transaction on or before December 31, 2000 in a manner so that the Performance Criteria applicable to any period before that time cannot be achieved, or in the event the common stock of Lexon ceases for any reason to be eligible for trading in the OTC bulletin board, the NASDAQ national market system or on any recognized regional or national stock exchange in the US, all Options not theretofore vested shall automatically be canceled and of no further force or effect. Options which have become vested hereunder prior to the occurrence of such an event shall continue to remain vested and eligible for exercise; provided that in accordance with the terms and conditions of any such event, the vested Options which have theretofore not been exercised shall be deemed exercised with the exercise price being deducted from the consideration payable to Optionee thereunder. For example, if Optionee holds unexercised vested Options granted hereunder for 20,000 shares at an exercise price of $1.20 and the consideration payable to shareholders of Lexon common stock equals $4.00 per share, Optionee shall be entitled to receive $2.80 per share times 20,000 shares ($4.00 minus $1.20 equals $2.80 per share).

     11. Conditions to the Exercise of this Option. Optionee agrees to enter into such representations, warranties or agreements as the Lexon may reasonably request in order to comply with applicable securities or other laws and with this Agreement. Compliance with all such applicable laws is a condition to the exercise of this Option, and Lexon shall not be obligated to reissue shares upon the exercise of this Option if to do so would violate any applicable law, rule or regulation.

     12. Taxes. Optionee shall be responsible for all taxes payable by reason of the exercise of this Option. Optionee shall have no liability for any taxes imposed upon Lexon for any reason whatsoever.

     13. Investment Representation. The Optionee agrees that it is acquiring this Option and the Option Shares for its own account for investment purposes and not with a view to the sale or other distribution thereof except as permitted by law and in compliance with applicable securities and other laws. Optionee agrees that it has such knowledge and experience in financial and business matters and specific knowledge about Lexon as it deems necessary or appropriate in order to exercise the Options. Optionee agrees that Optionee shall be required to bear the full investment risks associated with ownership of this Option and the Option Shares.

     14. Free Trading Shares. Lexon represents and warrants that the Option Shares that will be issued upon the exercise of the Options hereby granted will be issued pursuant to Rule 504 and subject to the limitations imposed by Rule 504.

     15. Binding Agreement.   This Option Agreement is binding upon and inure to
the benefit of the parties hereto and their respective successors and assigns.

     16. Governing Law. This Agreement and the Option shall be interpreted by and construed in accordance with the laws of Oklahoma.

                                            Lexon, Inc.

                                            By: GIFFORD MABIE
                                            Gifford Mabie, President
                                            8908 S. Yale, Suite 409
                                            Tulsa, OK 74137
                                            Phone: (918) 492-4125
                                            Fax: (918) 492-2560

                                            Morgan-Phillips, Inc.

                                            By /s/ RAY LARSON
                                            Ray Larson, Managing Director
                                            8030 S. Memorial Drive
                                            Tulsa, OK 74133
                                            Phone: (918) 250-8028
                                            Fax: (918) 252-7656

                                   EXHIBIT A

                             Morgan-Phillips, Inc.
                                Option Agreement

                                                       PERFORMANCE CRITERIA
                                                  ------------------------------
                                                  Daily Average
                                                   Bid & Asked     Average Daily
                     Number of                      During The     Volume as a %
Vesting Period     Option Shares  Exercise Price  Vesting Period   Of The Float
--------------     -------------  --------------  --------------   -------------
January 1, 1999-
March 31, 1999        45,000         $1.20            $2.75             1.5%

April 1, 1999-
June 30, 1999         70,000         $1.50            $3.25             1.5%

July 1, 1999-
September 30, 1999    95,000         $1.75            $3.75             1.5%

October 1, 1999-
December 31, 1999    120,000         $2.00            $4.25             1.5%

January 1, 2000-
March 31, 2000       135,000         $2.25            $5.00             1.5%

April 1, 2000-
June 30, 2000        160,000         $2.50            $5.50             1.5%

July 1, 2000-
September 30, 2000   175,000         $2.75            $6.00             1.5%

October 1, 2000-
December 31, 2000    200,000         $3.00            $6.50             1.5%

TOTAL SHARES       1,000,000

                                   EXHIBIT B

                            Calculation of Float

     Float means all the shares of Common Stock of Lexon which are not restricted and are free trading at any particular time. At the date hereof, the shares included in the Float are listed in the attachment hereto and not marked with an "X". [See attachment]